EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Doug Sherk	Steve DiMattia	Jim Klingler, CFO
dsherk@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 277-0786	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

NORTH AMERICAN SCIENTIFIC ANNOUNCES THE ELECTION OF
TWO NEW BOARD MEMBERS AND THE CLOSING OF $24 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

CHATSWORTH, CA - June 15, 2006 - North American Scientific, Inc. (Nasdaq:NASI), announced today that effective June 13, 2006, Dr. Wilfred E. Jaeger and Roderick A. Young were elected to its Board of Directors. The addition of Dr. Jaeger and Mr. Young were the result of their nomination by Three Arch Partners, who recently invested $10 million as part of a $24 million private placement of the Company’s common stock.

The private placement of shares of the Company’s common stock and the concurrent issuance of warrants for the purchase of common stock closed effective June 7, 2006. The Company has received gross proceeds of $24 million from the financing which will be used for new product development, including the Company’s breast brachytherapy product, and for working capital. CIBC World Markets Corp. acted as the sole placement agent for the transaction.

The investors have been issued 12,291,934 shares of the Company’s common stock at $1.95 per share as well as warrants to purchase 6,145,967 shares of common stock at an exercise price of $2.08 per share which are exercisable beginning 180 days after the date of closing until 7 years after the date of closing.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. North American Scientific agreed to file a registration statement after the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants.

“The broad range of experience and knowledge brought to our Board by Dr. Jaeger and Mr. Young promise to augment the contribution already made by Three Arch Partners as lead investor in our recently completed private placement,” said Dr. Gary N. Wilner, Chairman of the Company’s Board of Directors. “On behalf of the entire Board of Directors, I am pleased to welcome both.”

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with a set of tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®; Intensity Modulated Radiation Therapy (IMRT); and Image Guided Radiation Therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. The Company's principal IMRT products are marketed under the trade names PEACOCK® and CORVUS. The Company's IGRT products, BAT®, BATCAM™ and nTRAK™ provide fast and accurate targeting and localization of a treatment volume on a daily basis. Over 500 hospitals and research sites worldwide are equipped with the Company's clinically proven PEACOCK, CORVUS (our proprietary treatment planning software), BAT, BATCAM, and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.